Exhibit 23
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the registration statements (Form S-3 No. 333-202923 and Form S-8 No. 333-181799) pertaining to the Isabella Bank Corporation Stockholder Dividend Reinvestment and Employee Stock Purchase Plan of our integrated audit report dated March 9, 2016, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Isabella Bank Corporation, included in this Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ Rehmann Robson LLC
Saginaw, Michigan
March 9, 2016